Exhibit 99.1

OptimumBank Holdings, Inc. Financial Performance for the Second Quarter of 2025

Fort Lauderdale, FL, August 7, 2025 — OptimumBank Holdings, Inc. (NYSE American: OPHC) (the “Company”) is a one-bank holding company and owns 100% of OptimumBank (the “Bank”). The Company is pleased to announce net earnings of $3.60 million, or $0.31 per basic share, and $0.29 per diluted share, for the second quarter of 2025. This compares to net income of $3.87 million, or $0.33 per basic share, and $0.32 per diluted share, for the first quarter of 2025, and $3.50 million net earnings, or $0.36 per basic share, and $0.34 per diluted share, for the comparable quarter last year. For the six months ended June 30, 2025, net earnings was $7.47 million, or $0.64 per basic share, and $0.61 per diluted share, compared to net earnings of $5.87 million, or $0.68 per basic share, and $0.66 per diluted share, for the six months ended June 30, 2024. The increase of $1.6 million in earnings for the six-month ended June 30, 2025, compared to the same period in 2024, was primarily driven by a $3.18 million improvement in net interest income and $0.63 million in noninterest income, partially offset by an increase in noninterest expenses and income taxes. The decline in diluted earnings per share is the result of the average increase in both common and preferred shares by 3,351,368 shares.

The Company has demonstrated continued progress during the second quarter of 2025. Total deposits grew by $25.93 million from March 31, 2025, reaching $878.87 million at June 30, 2025, reflecting an annualized growth rate of approximately 12.16%. This also represents a growth of $116.22 million in total deposits since the second quarter of 2024. The gross loan portfolio decreased by $15.68 million during the second quarter of 2025 to $784.56 million.

Highlights for the Second Quarter of 2025

●	Net earnings of $3.60 million, or $0.31 per basic share, and $0.29 diluted earnings per share (“diluted EPS”).
●	Return on Average Assets (ROAA) was 1.48% for the second quarter of 2025, compared to 1.62% for the first quarter of 2025.
●	Net interest margin was 4.32%, reflecting an increase from 4.06% for the first quarter of 2025.
●	Total assets grew by $21.66 million to $999.13 million from March 31, 2025, an annualized increase of approximately 8.86%.
●	Total deposits grew by $25.93 million to $878.87 million from March 31, 2025, representing an annualized increase of approximately 12.16%.
●	Gross loans decreased by $15.68 million during the quarter.
●	Total stockholders’ equity increased by $3.35 million to $111.35 million as of June 30, 2025, up from $108 million as of March 31, 2025, reflecting continued earnings retention.

“We are proud to report strong and resilient performance during the second quarter of 2025,” said Moishe Gubin, Chairman of the Board. “While industry headwinds continue, our team at OptimumBank delivered meaningful core earnings through disciplined deposit pricing, targeted growth in consumer and multi-family lending, and improved operating leverage. Although overall loan balances declined this quarter due to the payoff of older, lower-yielding loans, we remain well positioned to redeploy capital into higher-return opportunities. Our results demonstrate our ability to manage a growing asset base while maintaining solid credit quality and capital strength.”

Net interest income increased to $10.24 million, up $0.8 million from the first quarter of 2025 and $1.50 million from the second quarter of 2024, supported by higher yields on loans and other earning assets and lower costs on interest-bearing liabilities. The cost of interest-bearing liabilities improved to 3.49%, down from 3.59% in the first quarter, while interest-earning asset yields expanded to 6.57%. The Company’s net interest margin rose to 4.32%, a reflection of disciplined deposit pricing strategy and balance sheet optimization.

Noninterest income grew to $1.83 million, a quarterly increase of $0.6 million, driven by increases in gains on sales of government guaranteed loans and loan prepayment fees. Noninterest expenses increased to $6.18 million, primarily due to higher staffing and infrastructure investments supporting long-term scalability. The Company maintained an efficiency ratio of 51.18%, consistent with prudent cost management amid balance sheet expansion.

Credit loss expense increased to $1.04 million, largely due to a specific reserve booked on an individual commercial loan. Gross charge-offs remained modest at $72,000, while recoveries totaled $97,000, resulting in net recoveries of $25,000, reflecting a well-managed and granular loan portfolio. The allowance for credit losses stood at $9.34 million as of June 30, 2025, or 1.19% of total loans.

Loan portfolio dynamics were mixed in the second quarter of 2025. Gross loans decreased by $15.68 million, primarily due to the payoff of several loans and the resolution of a $5.60 million nonperforming loan. Consumer and multi-family segments continued to expand, growing by $7.99 million and $4.71 million, respectively. These gains were offset by a $19.21 million decline in land and construction loans and a $5.04 million decline in residential real estate loans, consistent with the stabilization of and migration of construction to permanent loans status and other evolving market conditions. This shift provides an opportunity to redeploy capital into potentially higher-yielding segments of the portfolio.

On the funding side, total deposits increased by $25.93 million to $878.87 million from the first quarter of 2025, while core noninterest-bearing demand deposits increased to $259.82 million. The Company also significantly reduced its average borrowings from $32.22 million in the first quarter to $2.22 million in the second quarter, reinforcing its emphasis on core funding and balance sheet strength.

Capital levels remain strong, with a Tier 1 Capital to Total Assets of 11.89%, well above regulatory minimums. The Company remains well positioned to support continued growth and earnings momentum through the remainder of 2025.

The Company’s outlook remains constructive. The Company continues to invest in technology, talent, and targeted growth strategies that reinforce its position as one of the most dynamic and rapidly growing community banks in South Florida. We remain grateful for the trust and partnership of our shareholders, customers, and employees.

The following table presents the Company’s quarterly trends of the consolidated financial highlights (unaudited) for the periods presented:

	Quarterly Trends					2Q25 change vs
	2Q25	1Q25	4Q24	3Q24	2Q24	1Q25	2Q24
Selected Balance Sheet Data
Total assets	$999,127	$977,468	$932,933	$945,192	$899,778	$21,659	$99,349
Total gross loans	784,564	800,244	804,240	778,058	761,072	(15,680)	23,492
Total deposits	878,865	852,934	772,195	806,506	762,646	25,931	116,219
Earnings Highlights
Net earnings	$3,602	$3,870	$3,949	$3,302	$3,496	$(268)	$106
Diluted earnings per share (EPS)	$0.29	$0.32	$0.36	$0.32	$0.34	$(0.03)	$(0.05)
Net interest income	$10,242	$9,426	$9,235	$8,962	$8,742	$816	$1,500
Performance Ratios
Net interest margin	4.32%	4.06%	4.19%	3.96%	3.79%	0.26%	0.53%
Net interest spread	3.08%	2.87%	2.90%	2.61%	2.52%	0.21%	0.56%
Cost of interest-bearing liabilities	3.49%	3.59%	4.02%	4.17%	4.06%	(0.10)%	(0.57)%
Efficiency ratio	51.18%	52.79%	42.53%	52.45%	51.13%	(1.61)%	0.05%
Loan-to-deposit ratio	88.13%	92.77%	102.95%	95.34%	98.59%	(4.64)%	(10.46)%
Return on (annualized)
Average assets (ROAA)	1.48%	1.62%	1.62%	1.42%	1.48%	(0.14)%	0.00%
Average equity (ROAE)	13.10%	14.66%	16.19%	14.74%	16.65%	(1.56)%	(3.55)%
Average tangible assets (ROTA)	1.48%	1.62%	1.62%	1.42%	1.48%	(0.14)%	0.00%
Pre-tax pre-provision net revenue (PPNR)	$5,895	$5,031	$5,921	$4,792	$4,859	$864	$1,036
Other Operating Measures
Common shares outstanding	11,751,082	11,751,082	11,636,092	10,006,960	9,677,431	-	2,073,651
Non-diluted tangible book value per share	$9.48	$9.19	$8.87	$9.26	$8.99	$0.28	$0.49
Fully diluted shares outstanding	23,390,612	23,390,612	23,275,622	21,646,490	21,316,961	-	2,073,651
Fully diluted tangible book value per share	$4.76	$4.62	$4.43	$4.28	$4.08	$0.14	$0.68
Tangible common equity to tangible assets	11.14%	11.05%	11.06%	9.81%	9.67%	0.09%	1.47%
Tier 1 Capital to total assets	11.89%	11.71%	10.91%	10.38%	9.68%	0.18%	2.21%

Financial Results

Statement of Earnings

Net earnings was $3.60 million for the second quarter of 2025, compared to net earnings of $3.87 million for the first quarter of 2025, and $3.50 million for the second quarter of 2024. The decrease from the first quarter of 2025 was primarily due to a credit loss expense of $1.04 million, compared to a reversal of $0.2 million in the first quarter. Compared to the second quarter of 2024, net earnings increased by approximately $0.1 million.

Total interest income was $15.59 million for the second quarter of 2025, compared to $15.01 million in the first quarter of 2025 and $15.19 million in the second quarter of 2024. The sequential increase was driven by both a $6.33 million rise in average loan balances and a higher loan yield, which increased from 6.83% to 6.99% and higher average balances in interest-earning deposits with banks. Compared to the second quarter of 2024, the increase was primarily due to a $49.45 million increase in average loan balances and a rise in loan yield from 6.87% to 6.99%.

The following table depicts the components of interest income for the quarterly periods presented:

	Quarterly Trends					2Q25 change vs
	2Q25	1Q25	4Q24	3Q24	2Q24	1Q25	2Q24
Interest income
Loans	$14,026	$13,601	$13,679	$13,588	$12,948	$425	$1,078
Debt securities	158	160	154	163	165	(2)	(7)
Other	1,404	1,246	1,809	1,583	2,075	158	(671)
Total interest income	$15,588	$15,007	$15,642	$15,334	$15,188	$581	$400

Interest expense totaled $5.35 million for the second quarter of 2025, compared to $5.58 million for the first quarter of 2025 and $6.45 million for the second quarter of 2024. Compared to the first quarter of 2025, the decrease in interest expense was primarily attributable to a 10 basis points decrease in the cost of interest-bearing liabilities, from 3.59% to 3.49%, largely driven by the continued in the cost of time deposits due to repricing and the repayment of borrowings, which declined from $32.22 million in average balance in the first quarter of 2025 to just $2.22 million in the second quarter of 2025. Compared to the second quarter of 2024, the decrease in interest expense was substantial, primarily due to a 57 basis points decrease in the cost of interest-bearing liabilities, from 4.06% to 3.49% and a significant reduction in average borrowings outstanding. This reduction in funding costs in conjunction with the growth in total deposits and reflects disciplined deposit pricing and management of funding sources.

Net interest income was $10.24 million in the second quarter of 2025, up from $9.43 million in the first quarter of 2025 and $8.74 million in the second quarter of 2024. The quarter-over-quarter increase was driven by higher yields on earning assets, particularly loans, where average yields improved by 11 basis points, as well as growth in the average loan portfolio. A modest decrease in funding costs also contributed to the improvement. On a year-over-year basis, the increase in net interest income was primarily attributable to a $69.81 million rise in average loan balances and a 12 basis points increase in loan yields, further supported by lower funding costs.

Net interest margin expanded to 4.32% for the second quarter of 2025, compared to 4.06% and 3.79% for the first and second quarters of 2025 and 2024, respectively. Compared to the first quarter of 2025, net interest margin increased by 26 basis points, principally driven by improved yields on interest-earning assets (up from 6.46% to 6.57%) combined with decrease in interest-bearing liabilities cost (down from 3.59% to 3.49%). Compared to the second quarter of 2024, net interest margin expanded by 53 basis points, primarily attributable to a significant decrease in the average cost of interest-bearing liabilities and an increase in total earning assets yields.

The cost of interest-bearing liabilities was 3.49% in the second quarter of 2025, down from 3.59% in the first quarter of 2025 and down from 4.06% in the second quarter of 2024. The decrease from the first quarter of 2025 was primarily due to continued repricing in the time deposit portfolio, coupled with a notable reduction in borrowings outstanding during the quarter. Compared to the same quarter last year, the cost of interest-bearing liabilities decreased substantially by 57 basis points. This improvement in funding costs reflects effective balance sheet management, including disciplined deposit pricing and a reduced reliance on higher-cost borrowings, allowing the Company to optimize its funding mix amidst ongoing competitive pressures and industry-wide shifts in deposit behavior.

Credit loss expense (reversal) was $1.04 million during the second quarter of 2025, compared to a reversal of $0.2 million in the first quarter of 2025, and an expense of $0.2 million for the second quarter of 2024. The increase in credit loss expense from the first quarter was primarily attributable to estimated collectability on a loan individually analyzed. Gross charge-offs remained modest at $72,000, while recoveries totaled $97,000, resulting in net recoveries of $25,000 during the second quarter of 2025. The Company’s allowance for credit losses stood at $9.34 million, or 1.19% of total loans, as of June 30, 2025.

Noninterest income totaled $1.83 million for the second quarter of 2025, up from $1.23 million in the prior quarter and $1.20 million in the second quarter of 2024. The quarter-over-quarter increase of $0.6 million was primarily driven by growth in other income, which increased by $0.5 million to $0.7 million. This increase is primarily attributed to higher gains on sales of government guaranteed loans and loan prepayment fees. Compared to the same quarter last year, the $0.63 million increase in noninterest income was largely due to higher gains on sales of government guaranteed loans, higher service charges and fee-based revenue, supported by expanded deposit relationships and increased transaction volumes.

Noninterest expenses totaled $6.18 million for the second quarter of 2025, compared to $5.63 million in the first quarter of 2025 and $5.08 million in the second quarter of 2024. The quarter-over-quarter increase of $0.55 million was primarily due to higher salaries and employee benefits, which increased by $0.36 million to $3.74 million from $3.38 million in the prior quarter, reflecting staff growth and seasonal compensation. Compared to the second quarter of 2024, the increase of $1.10 million was driven by the same staffing-related trends, as well as increases in occupancy, data processing, and other operating expenses, as the Company continued investing in infrastructure and growth initiatives.

The following table depicts the components of noninterest expenses for the quarterly periods presented:

	Quarterly Trends					2Q25 change vs
	2Q25	1Q25	4Q24	3Q24	2Q24	1Q25	2Q24
Noninterest expenses
Salaries and employee benefits	$3,738	$3,381	$2,145	$3,078	$3,031	$357	$707
Professional fees	275	247	374	266	238	28	37
Occupancy and equipment	294	282	243	234	202	12	92
Data processing	625	533	570	574	575	92	50
Regulatory assessment	202	198	204	241	231	4	(29)
Other	1,047	985	846	892	807	62	240
Total noninterest expenses	$6,181	$5,626	$4,382	$5,285	$5,084	$555	$1,097

Income tax expense was $1.25 million for the second quarter of 2025, down slightly from $1.33 million in the first quarter of 2025 and $1.17 million in the second quarter of 2024. The effective tax rate for the quarter was 25.8%, compared to 25.5% in the prior quarter and 25.0% from the prior year comparative quarter. The slight increase in the effective tax rate was attributable to shifts in the mix of taxable income and fewer discrete tax benefits during the quarter.

Balance Sheet

Total assets were $999.13 million as of June 30, 2025, increasing from $977.47 million at March 31, 2025, and up from $899.78 million at June 30, 2024. The quarter-over-quarter growth of $21.66 million was primarily attributable to a $43.01 million rise in interest-bearing deposits with banks. This increase was partially offset by a decrease in cash and due from banks, and a $16.68 million decline in net loans.

Cash and cash equivalents at June 30, 2025, was $181.75 million, up significantly from $143.46 million at March 31, 2025, and up from $104.06 million at June 30, 2024. The increase was primarily driven by the growth in interest-bearing deposits with banks.

Investment securities (debt securities available for sale and held-to-maturity) at June 30, 2025, were $22.64 million, compared to $23.31 million at March 31, 2025, and $23.86 million at June 30, 2024. Compared to March 31, 2025, investment securities decreased by $0.67 million, and compared to June 30, 2024, decreased by $1.22 million. No sales of debt securities were reported during these periods.

Total gross loans at June 30, 2025, were $784.56 million, a decrease from $800.24 million at March 31, 2025, but up from $761.07 million at June 30, 2024. Gross loans decreased during the quarter due to larger pay off experience in the quarter and the resolution of a $5.6 million nonperforming loan. Compared to June 30, 2024, the gross loan portfolio increased by $23.49 million, reflecting growth over the past year.

The allowance for credit losses (“ACL”) was $9.34 million as of June 30, 2025, representing 1.19% of total loans, increasing from 1.03% at March 31, 2025, and up from $8.27 million and $8.21 million at March 31, 2025, and June 30, 2024, respectively. The quarter-over-quarter increase of $1.07 million was primarily driven by a credit loss expense of $1.04 million during the second quarter of 2025, reflecting estimated collectability on a loan individually analyzed and updates to forward-looking loss assumptions. The increase was further supported by net recoveries of $25,000, as gross charge-offs remained modest at $72,000 and recoveries totaled $97,000. The ACL ratio reflects continued credit discipline and a well-diversified loan portfolio.

The following table presents the components of the ACL as of the dates indicated:

						June 30, 2025 change vs
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	June 30,
	2025	2025	2024	2024	2024	2025	2024
Beginning balance	$8,270	$8,660	$8,337	$8,208	$8,281	$(390)	$(11)
Credit loss expense (reversal) - funded	1,043	(144)	569	409	263	1,187	780
Charge-offs	(72)	(325)	(336)	(366)	(440)	253	368
Recoveries	97	79	90	86	104	18	(7)
Ending balance	$9,338	$8,270	$8,660	$8,337	$8,208	$1,068	$1,130

Nonaccrual loans totaled $3.22 million at June 30, 2025, compared to $7.51 million at March 31, 2025, and $2.78 million at June 30, 2024. The decrease from the prior quarter was primarily due to the resolution of a nonaccrual land and construction loan. There were no loans 90 days or more past due and still accruing interest as of June 30, 2025. Additionally, the Company did not report any modified loans to borrowers experiencing financial difficulty during the second quarter of 2025.

Nonperforming assets (NPA) reflected strong asset quality at June 30, 2025. Nonaccrual loans, a key component of NPA, decreased to $3.22 million from $7.58 million at December 31, 2024. Furthermore, the Company reported no real estate owned (OREO) outstanding.

Total deposits at June 30, 2025, were $878.87 million, an increase from $852.93 million at March 31, 2025, and from $762.65 million at June 30, 2024. The increase from March 31, 2025, was attributable to increases in noninterest-bearing demand deposits and savings, NOW and money-market deposits, partially offset by a decrease in time deposits. Noninterest-bearing demand deposits notably rose from $235.78 million to $259.82 million. Noninterest-bearing deposits accounted for 29.56% of total deposits at June 30, 2025, compared to 27.64% at March 31, 2025 and 30.28% at June 30, 2024. The Company continues to maintain a diverse and stable funding base.

Accumulated other comprehensive loss (AOCL) was $(5.41) million at June 30, 2025. This compares to $(5.15) million at March 31, 2025, and $(5.45) million at June 30, 2024. The unrealized loss in AOCL widened by $(0.26) million quarter-over-quarter, primarily due to adverse movements in long-term interest rates impacting the fair value of available-for-sale securities, as the Company recorded an unrealized loss of $(0.34 million) on these securities during the period. Year-over-year, AOCL slightly narrowed by $0.04 million, reflecting the net impact of fair value changes over the trailing twelve months. All AOCL amounts represent unrealized losses and have no impact on reported earnings.

Shareholders’ equity was $111.35 million as of June 30, 2025, compared to $108.00 million as of March 31, 2025, and $86.97 million as of June 30, 2024. The quarter increase was principally attributable to second quarter net earnings of $3.60 million, partially offset by an increase in accumulated other comprehensive loss and a slight decrease in additional paid-in capital.

Tangible book value per share at June 30, 2025, was $9.48, up from $9.19 at March 31, 2025, and $8.99 at June 30, 2024. This non-diluted measure is based on common shares outstanding, which were 11,751,082 at June 30, 2025 (unchanged from March 31, 2025, and up from 9,677,431 at June 30, 2024).

However, while GAAP accounting generally presents book value based on common shares outstanding, the Company believes a more comprehensive measure of shareholder value, particularly given its capital structure, is on a fully diluted basis. This is because its preferred shares convert without accumulating a coupon, essentially acting as nonvoting common equity.

On a fully diluted basis, tangible book value per share was $4.76 at June 30, 2025, up from $4.62 at March 31, 2025, and $4.08 at June 30, 2024. This is based on fully diluted shares outstanding of 23,390,612 at June 30, 2025 (unchanged from March 31, 2025, and up from 21,316,961 at June 30, 2024).

The increase in both non-diluted and fully diluted tangible book value per share reflects strong quarterly earnings performance and overall capital strength. The Bank remains well capitalized with a Tier 1 Capital to Total Assets ratio of 11.89%, which is well above regulatory minimums.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report which are not statements of historical fact are forward-looking statements within the meaning of, and subject to the protection of, the federal securities laws. Forward looking statements include, among others, statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements made in this report. You can identify forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions. Forward-looking statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Accordingly, we caution you not to place undue reliance on such statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

Investor Relations & Corporate Relations

Contact: Seth Denison

Telephone: (305) 401-4140

Email: SDenison@OptimumBank.com

OptimumBank Holdings, Inc.

Consolidated Balance Sheet

(Dollars in thousands)

						June 30, 2025 change vs
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	June 30,
	2025	2025	2024	2024	2024	2025	2024
Assets
Cash and due from banks	$8,833	$13,542	$13,982	$15,357	$11,923	$(4,709)	$(3,090)
Interest-bearing deposits with banks	172,921	129,914	79,648	116,242	92,133	43,007	80,788
Total cash and cash equivalents	181,754	143,456	93,630	131,599	104,056	38,298	77,698
Debt securities available for sale	22,378	23,043	22,773	24,495	23,540	(665)	(1,162)
Debt securities held-to-maturity	260	269	281	300	315	(9)	(55)
Loans, net of allowance for credit losses	774,548	791,232	794,985	768,914	751,903	(16,684)	22,645
Federal Home Loan Bank stock	658	1,128	2,929	2,454	2,691	(470)	(2,033)
Premises and equipment, net	2,426	2,249	2,062	1,938	1,877	177	549
Right-of-use lease assets	2,552	2,647	2,679	1,950	2,021	(95)	531
Accrued interest receivable	3,138	3,287	3,348	3,147	2,994	(149)	144
Deferred tax asset	3,135	2,777	3,001	2,788	3,024	358	111
Other assets	8,278	7,380	7,245	7,607	7,357	898	921
Total assets	$999,127	$977,468	$932,933	$945,192	$899,778	$21,659	$99,349
Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing demand deposits	$259,816	$235,779	$211,900	$202,373	$230,947	$24,037	$28,869
Savings, NOW and money-market deposits	300,907	289,768	278,355	318,402	300,378	11,139	529
Time deposits	318,142	327,387	281,940	285,731	231,321	(9,245)	86,821
Total deposits	878,865	852,934	772,195	806,506	762,646	25,931	116,219
Federal Home Loan Bank advances	-	10,000	50,000	40,000	45,000	(10,000)	(45,000)
Operating lease liabilities	2,661	2,746	2,774	2,056	2,122	(85)	539
Other liabilities	6,253	3,785	4,780	3,935	3,039	2,468	3,214
Total liabilities	887,779	869,465	829,749	852,497	812,807	18,314	74,972
Stockholders’ equity
Preferred stock
Series B Convertible Preferred	-	-	-	-	-	-	-
Series C Convertible Preferred	-	-	-	-	-	-	-
Common stock	118	118	116	99	96	-	22
Additional paid-in capital	112,010	112,015	111,485	103,878	102,424	(5)	9,586
Retained earnings (accumulated deficit)	4,625	1,023	(2,847)	(6,796)	(10,098)	3,602	14,723
Accumulated other comprehensive loss	(5,405)	(5,153)	(5,570)	(4,486)	(5,451)	(252)	46
Total stockholders’ equity	111,348	108,003	103,184	92,695	86,971	3,345	24,377
Total liabilities and stockholders’ equity	$999,127	$977,468	$932,933	$945,192	$899,778	$21,659	$99,349

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings - Quarterly

(Dollars in thousands, except per share amounts)

	Quarterly Trends					2Q25 change vs
	2Q25	1Q25	4Q24	3Q24	2Q24	1Q25	2Q24
Interest income
Loans	$14,026	$13,601	$13,679	$13,588	$12,948	$425	$1,078
Debt securities	158	160	154	163	165	(2)	(7)
Other	1,404	1,246	1,809	1,583	2,075	158	(671)
Total interest income	15,588	15,007	15,642	15,334	15,188	581	400

Interest expense
Deposits	5,322	5,278	6,005	5,962	5,919	44	(597)
Borrowings	24	303	402	410	527	(279)	(503)
Total interest expense	5,346	5,581	6,407	6,372	6,446	(235)	(1,100)

Net interest income	10,242	9,426	9,235	8,962	8,742	816	1,500

Credit loss expense (reversal)	1,040	(165)	613	357	195	1,205	845
Net interest income after credit loss expense (reversal)	9,202	9,591	8,622	8,605	8,547	2,021	2,345

Noninterest income
Service charges and fees	1,099	1,038	958	990	864	61	235
Other	735	193	110	125	337	542	398
Total noninterest income	1,834	1,231	1,068	1,115	1,201	603	633

Noninterest expenses
Salaries and employee benefits	3,738	3,381	2,145	3,078	3,031	357	707
Professional fees	275	247	374	266	238	28	37
Occupancy and equipment	294	282	243	234	202	12	92
Data processing	625	533	570	574	575	92	50
Regulatory assessment	202	198	204	241	231	4	(29)
Other	1,047	985	846	892	807	62	240
Total noninterest expenses	6,181	5,626	4,382	5,285	5,084	555	1,097

Net earnings before income taxes	4,855	5,196	5,308	4,435	4,664	(341)	191

Income taxes	1,253	1,326	1,359	1,133	1,168	(73)	85
Net earnings	$3,602	$3,870	$3,949	$3,302	$3,496	$(268)	$106

Net earnings per share - Basic	$0.31	$0.33	$0.38	$0.34	$0.36	$(0.02)	$(0.05)
Net earnings per share - Diluted	$0.29	$0.32	$0.36	$0.32	$0.34	$(0.03)	$(0.05)

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings - Year-to-Date

(Dollars in thousands, except per share amounts)

	Six Months Ended
	June 30,
	2025	2024	Change
Interest income
Loans	$27,627	$24,784	$2,843
Debt securities	318	336	(18)
Other	2,650	3,534	(884)
Total interest income	30,595	28,654	1,941

Interest expense
Deposits	10,600	10,997	(397)
Borrowings	327	1,164	(837)
Total interest expense	10,927	12,161	(1,234)

Net interest income	19,668	16,493	3,175

Credit loss expense	875	1,253	(378)
Net interest income after credit loss expense	18,793	15,240	3,553

Noninterest income
Service charges and fees	2,137	1,832	305
Other	928	608	320
Total noninterest income	3,065	2,440	625

Noninterest expenses
Salaries and employee benefits	7,119	5,879	1,240
Professional fees	522	433	89
Occupancy and equipment	576	408	168
Data processing	1,158	1,129	29
Regulatory assessment	400	352	48
Other	2,032	1,591	441
Total noninterest expenses	11,807	9,792	2,015

Net earnings before income taxes	10,051	7,888	2,163

Income taxes	2,579	2,015	564
Net earnings	$7,472	$5,873	$1,599

Net earnings per share - Basic	$0.64	$0.68	$(0.04)
Net earnings per share - Diluted	$0.61	$0.66	$(0.05)

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (QTD)

(Dollars in thousands, except average yields/rates)

	2Q25			1Q25			2Q24
		Interest	Average		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)
Interest-earning assets
Loans	$803,171	$14,026	6.99%	$796,846	$13,601	6.83%	$753,726	$12,948	6.87%
Securities	22,684	158	2.79%	22,977	160	2.79%	23,491	165	2.81%
Other (1)	123,254	1,404	4.56%	109,863	1,246	4.54%	146,605	2,075	5.66%

Total interest-earning assets/interest income	949,109	15,588	6.57%	929,686	15,007	6.46%	923,822	15,188	6.58%

Cash and due from banks	12,833			14,177			12,871
Premises and equipment	2,336			2,139			1,729
Other	8,421			7,862			7,091

Total assets	$972,699			$953,864			$945,513

Interest-bearing liabilities
Savings, NOW and money-market deposits	$280,454	$1,742	2.48%	$277,012	$1,751	2.53%	$325,734	$2,550	3.13%
Time deposits	330,118	3,580	4.34%	312,116	3,527	4.52%	258,325	3,369	5.22%
Borrowings (2)	2,222	24	4.32%	32,222	303	3.76%	50,476	527	4.18%

Total interest-bearing liabilities/interest expense	612,794	5,346	3.49%	621,350	5,581	3.59%	634,535	6,446	4.06%

Noninterest-bearing demand deposits	241,457			219,204			220,942
Other liabilities	8,502			7,719			6,041
Stockholders’ equity	109,946			105,591			83,995

Total liabilities and stockholders’ equity	$972,699			$953,864			$945,513

Net interest income		$10,242			$9,426			$8,742

Interest-rate spread (3)			3.08%			2.87%			2.52%

Net interest margin (4)			4.32%			4.06%			3.79%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.55			1.50			1.46

(1)	Includes interest-earning deposits with banks and Federal Home Loan Bank stock dividends.
(2)	Includes Federal Home Loan Bank advances and Federal Reserve Bank advances.
(3)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.
(5)	Annualized.

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (YTD)

(Dollars in thousands, except average yields/rates)

	Six Months Ended June 30,
	2025			2024
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)
Interest-earning assets
Loans	$800,008	$27,627	6.91%	$730,202	$24,784	6.79%
Securities	22,831	318	2.79%	23,828	336	2.82%
Other (1)	116,559	2,650	4.55%	126,500	3,534	5.59%

Total interest-earning assets/interest income	939,398	30,595	6.51%	880,530	28,654	6.51%

Cash and due from banks	13,504			14,018
Premises and equipment	2,238			1,602
Other	8,134			6,272

Total assets	$963,274			$902,422

Interest-bearing liabilities
Savings, NOW and money-market deposits	$278,733	$3,493	2.51%	$322,360	$4,906	3.04%
Time deposits	321,117	7,107	4.43%	229,791	6,091	5.30%
Borrowings (2)	17,223	327	3.80%	54,508	1,164	4.27%

Total interest-bearing liabilities/interest expense	617,073	10,927	3.54%	606,659	12,161	4.01%

Noninterest-bearing demand deposits	230,330			211,878
Other liabilities	8,102			5,732
Stockholders’ equity	107,769			78,153

Total liabilities and stockholders’ equity	$963,274			$902,422

Net interest income		$19,668			$16,493

Interest-rate spread (3)			2.97%			2.50%

Net interest margin (4)			4.19%			3.75%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.52			1.45

(1)	Includes interest-earning deposits with banks and Federal Home Loan Bank stock dividends.
(2)	Includes Federal Home Loan Bank advances and Federal Reserve Bank advances.
(3)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.
(5)	Annualized.

OptimumBank Holdings, Inc.

Loans Segments Analysis

(Dollars in thousands)

						June 30, 2025 change vs
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	June 30,
	2025	2025	2024	2024	2024	2025	2024
Residential real estate	$66,602	$71,638	$74,064	$75,877	$76,721	$(5,036)	$(10,119)
Multi-family real estate	68,321	63,615	64,001	62,280	63,432	4,706	4,889
Commercial real estate	478,224	482,113	485,671	479,038	485,439	(3,889)	(7,215)
Land and construction	61,126	80,338	77,295	72,729	64,862	(19,212)	(3,736)
Commercial	50,351	50,585	52,810	39,957	36,133	(234)	14,218
Consumer	59,940	51,955	50,399	48,177	34,485	7,985	25,455
Total loans	784,564	800,244	804,240	778,058	761,072	(15,680)	23,492
Deduct:
Net deferred loan fees and costs	(678)	(742)	(595)	(807)	(961)	64	283
Allowance for credit losses	(9,338)	(8,270)	(8,660)	(8,337)	(8,208)	(1,068)	(1,130)
Loans, net	$774,548	$791,232	$794,985	$768,914	$751,903	$(16,684)	$22,645

OptimumBank Holdings, Inc.

Allowance for Credit Losses Analysis

(Dollars in thousands)

						June 30, 2025 change vs
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	June 30,
	2025	2025	2024	2024	2024	2025	2024
Beginning balance	$8,270	$8,660	$8,337	$8,208	$8,281	$(390)	$(11)
Credit loss expense (reversal) - funded	1,043	(144)	569	409	263	1,187	780
Charge-offs	(72)	(325)	(336)	(366)	(440)	253	368
Recoveries	97	79	90	86	104	18	(7)
Ending balance	$9,338	$8,270	$8,660	$8,337	$8,208	$1,068	$1,130

Explanation of Certain Unaudited Non-GAAP Financial Measures

This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Non-GAAP Reconciliations

Pre-tax, Pre-provision earnings

(Dollars in thousands)	2Q25	1Q25	4Q24	3Q24	2Q24
Net Earnings (GAAP)	$3,602	$3,870	$3,949	$3,302	$3,496
Plus: Income Tax Expense	1,253	1,326	1,359	1,133	1,168
Plus: Credit Loss Expense (Reversal)	1,040	(165)	613	357	195
Pre-tax, Pre-provision earnings (Non-GAAP)	$5,895	$5,031	$5,921	$4,792	$4,859

Tangible Book Value Per Common Share and Per Fully Diluted Share

(Dollars in thousands, except per share data)	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Total Stockholders’ (GAAP) and Tangible Common Equity	$111,348	$108,003	$103,184	$92,695	$86,971
Common Shares Outstanding	11,751	11,751	11,636	10,007	9,677
Effect of Conversion of Series B Preferred Shares	11,114	11,114	11,114	11,114	11,114
Effect of Conversion of Series C Preferred Shares	526	526	526	526	526
Total Fully Diluted Shares (Non-GAAP)	23,391	23,391	23,276	21,646	21,317

Tangible Book Value per Common Share	$9.48	$9.19	$8.87	$9.26	$8.99
Tangible Book Value per Fully Diluted Share (Non-GAAP)	$4.76	$4.62	$4.43	$4.28	$4.08